Exhibit 23.2

Consent of Independent Petroleum Engineers

To the Board of Directors

California Resources Corporation:

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of references to our name and to our letter dated February 13, 2018 relating to our audit of California Resources Corporation’s 2017 oil and gas proved reserves.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

May 11, 2018